Exhibit 5.1

August 2, 2012

VolitionRX Limited

150 Orchard Road

Orchard Plaza 08-02

Singapore 238841

Re:	Registration Statement on Form S-1 for VolitionRX Limited
Registration for Resale of up to 1,058,845 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for VolitionRX Limited, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about the date of this letter, under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale by the selling shareholders identified in the Registration Statement (the “Selling Shareholders”) of up to 1,058,845 shares of common stock including: (i) up to 688,101 shares (the “Purchased Shares”) of common stock previously issued at a price of $1.75 per share to the Selling Shareholders in connection with a private placement that closed on May 11, 2012; (ii) up to 344,059 shares (the “Investor Warrant Shares”) of common stock issuable upon the exercise of outstanding investor’s warrants (the “Investor Warrants”) at an exercise price of $2.60 that were previously issued to the Selling Shareholders in connection with the private placement that closed on May 11, 2012; and (iii) up to 26,685 shares (the “Placement Warrant Shares”) of common stock issuable upon the exercise of outstanding placement agent’s warrants (the “Placement Warrants”) at an exercise price of $1.75 that were previously issued to the placement agent pursuant to an engagement agreement dated May 10, 2012.  (The Investor Warrants and Placement Warrants are referred to collectively as the “Warrants” and the Investor Warrant Shares and Placement Warrant Shares issuable under the Warrants are referred to collectively as the “Warrant Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the Purchased Shares, Warrant Shares and Warrants, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based upon and subject to the foregoing, it is our opinion that: (i) the Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable; and (ii) when issued and delivered against payment therefor upon the due exercise of the Warrants in accordance with the provisions thereof, such Warrant Shares will be validly issued, fully paid and non-assessable shares of common stock.

This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Carrillo Huettel, LLP

Carrillo Huettel, LLP